Exhibit 2.2


                              AMENDMENT NO. 1
                                     TO
                          ASSET PURCHASE AGREEMENT

         AMENDMENT NO. 1, dated as of October 24, 2000, (this "Amendment"), to the Asset Purchase Agreement, dated as of July 27, 2000 (the "Purchase Agreement"), between TRANSAMERICA LEASING INC., a Delaware corporation ("Seller") and INTERPOOL, INC., a Delaware corporation ("Purchaser"). Capitalized terms not otherwise defined herein have the respective meanings set forth in the Purchase Agreement.

                           W I T N E S S E T H :

         WHEREAS, Seller and Purchaser desire to exercise their right pursuant to Section 12.1 of the Purchase Agreement to amend the Purchase Agreement as set forth below;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. (a) Amendment to Section 1.1 of the Purchase Agreement. Section 1.1 of the Purchase Agreement is hereby amended by amending and restating clause
(b) of the definition of "Permitted Encumbrances" contained therein to read as follows:

                  "(b) with respect to any Trailer, Domestic Container or Chassis owned or leased by Seller or any of its Subsidiaries, the lease (which constitutes a Contract) related to such Trailer, Domestic Container or Chassis."

(b) Amendment to Section 7.2 of the Purchase Agreement. Section 7.2 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  "7.2 Employment. (a) Effective as of the Closing Date, Purchaser shall make an offer of employment to each Business Employee selected by Purchaser in its sole discretion, provided that, notwithstanding anything contained herein to the contrary, no later than 5 days prior to the Closing Date, Purchaser shall provide Seller with a final list of the Business Employees to whom Purchaser will make offers. To the extent that, as of the Closing Date, Purchaser does not make or honor such offers to any of the Business Employees set forth on Purchaser's final offer list, Purchaser shall indemnify and hold harmless Seller and its Affiliates for all wages, salaries and other employee benefit costs payable in the ordinary course of business consistent with past practice incurred by Seller or its Affiliates in respect of such Business Employees, during the period from the date of delivery of the final list to Seller by Purchaser (no less that 5 days prior to the Closing Date) through and including the Closing Date (on the same basis as such costs will be reimbursed to Seller by Purchaser for the period between the Cut-Off Date and the Closing Date in accordance with Section 2.7). Subject to Purchaser's obligations under this Agreement, Purchaser's offers of employment shall be on terms and conditions determined by Purchaser. Notwithstanding anything contained herein to the contrary, Purchaser's hiring procedures will comply with Applicable Law. Purchaser's employment of those Business Employees who accept offers of employment shall be deemed to commence on the Closing Date. Those Business Employees who have been offered employment by Purchaser and who accept such offers of employment shall be referred to herein as the "Transferred Employees," and the parties hereto intend that there shall be continuity of employment following the Closing with respect to all Transferred Employees."

(c) Amendment to Article VI. The following Section 6.24 is added to Article VI after Section 6.23:

                  "6.24 Retitling of Assets. Purchaser and Seller acknowledge and agree that, as of the date hereof, Seller is unable to deliver to Purchaser evidence of Seller's title to certain Assets (the "Scheduled Assets") to be listed in a writing to be delivered by Purchaser to Seller within 15 Business Days after the Closing Date. Purchaser and Seller agree that as soon as reasonably practicable after the Closing Date, and for 180 days thereafter, they will use commercially reasonable efforts to cause the Scheduled Assets to be retitled in Purchaser's (or its designee's) name (including without limitation the granting by Seller to Purchaser of such power(s) of attorney as may be necessary for the Scheduled Assets to be so retitled). Seller shall reimburse Purchaser for out-of-pocket expenses reasonably incurred by Purchaser in connection with such retitling efforts. To the extent Seller and Purchaser are unable to retitle any Scheduled Asset in Purchaser's (or its designee's) name within the 180-day period set forth in this Section 6.24, Purchaser shall at its option have the right (subject to the penultimate sentence of this Section 6.24), within 30 days after the expiration of such 180-day period, to sell, transfer and convey to Seller, and Seller shall be obligated to purchase from Purchaser, any such Scheduled Asset for an amount equal to (A) an amount equal to the sum of (1) the net book value of such Scheduled Asset as set forth in the Net Book Value of Equipment Report, (2) an amount equal to 10.647% of the amount set forth in clause (A)(1), representing the premium over the net book value set forth in such clause paid by Purchaser at the Closing with respect to such Scheduled Asset, and (3) interest on both such amounts from the Closing Date to the date of such transfer at the rate set forth in Section 2.5, minus
                  (B) an amount equal to the sum of (1) all Revenues (as defined below) from the Closing Date to the date of such transfer and (2) interest thereon from the date such revenues were received by Purchaser to the date of such transfer at the rate set forth in Section 2.5. The sale, transfer and conveyance by Purchaser of any Scheduled Asset to Seller in accordance with this Section 6.24 shall occur pursuant to instruments of transfer in form substantially similar to those used to effect the transfer of the Assets at the Closing, and for any such Scheduled Assets sold, transferred and conveyed by Purchaser to Seller, Seller shall have no liability to Purchaser for indemnification under Article XI hereof (including without limitation for purposes of calculating the $6 million amount provided for in the first sentence of Section 11.1(c)). For the avoidance of doubt, Purchaser's exercise of its rights under this Section
                  6.24 with respect to any Scheduled Asset shall not require Purchaser to transfer any other Asset to Seller (including any Contracts (or any rights thereunder) related to such Scheduled Asset). Notwithstanding the foregoing, Purchaser shall have no right to sell, transfer and convey to Seller, and Seller shall not be obligated to purchase from Purchaser, pursuant to this
                  Section 6.24, any Scheduled Asset that on the date of such transfer is not in substantially the same operating condition as Seller delivered it to Purchaser at the Closing, without taking into consideration (i) normal wear and tear and (ii) damages attributable to a customer lessee's use of such Scheduled Asset but only if and to the extent that such damages are equal to or exceed $18,000 in the aggregate with respect to all Scheduled Assets to be sold, transferred and conveyed by Purchaser to Seller pursuant to this Section 6.24; provided that, if the damages specified in the foregoing clause (ii) are equal to or exceed $18,000 in the aggregate with respect to all Scheduled Assets to be sold, transferred and conveyed by Purchaser to Seller pursuant to this Section 6.24, Purchaser shall assert and pursue its rights against such customer lessee with respect to such damages with the same degree of care and diligence as Purchaser would have used had the Scheduled Asset(s) in question been retitled in its (or its designee's) name, and any recovery obtained by Purchaser from such customer lessee shall promptly be transferred to Seller. For purposes of this Section 6.24, "Revenues" shall mean, with respect to any Scheduled Asset, all revenues (whether or not such revenues are carried or reflected on or specifically referred to in Purchaser's books or financial statements) received by Purchaser with respect to such Scheduled Asset, minus an amount equal to (A) such revenues times
                  (B) the average direct operating expenses (expressed as a percentage) incurred by Seller in 1999 with respect to like-kind equipment."

2. Effect on Purchase Agreement. The amendments to the Purchase Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Purchase Agreement. The Purchase Agreement shall continue in full force and effect as amended by this Amendment. From and after the date hereof, all references to the Purchase Agreement shall be deemed to mean the Purchase Agreement as amended by this Amendment.

3. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF.

4. Headings. The section headings in this Amendment are intended solely for convenience and shall be given no effect in the construction and interpretation hereof.

5. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                         [SIGNATURE PAGE TO FOLLOW]


         IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                               TRANSAMERICA LEASING INC.


                               By: /s/ Richard H. Fearon
                                   ----------------------------------------
                                   Name:  Richard H. Fearon
                                   Title: Authorized Signatory


                               INTERPOOL, INC.


                               By: /s/ Mitchell Gordon
                                   ----------------------------------------
                                   Name:  Mitchell Gordon
                                   Title: CFO